Exhibit 99.2

SHARE OWNERSHIP POLICY

BOARD OF DIRECTORS OF ISCO INTERNATIONAL

STATEMENT OF PRINCIPLES

The Board of Directors (the “Board”) of ISCO International (the “Company”) is committed to sound corporate governance, and wishes to explicitly align the interests of officers and directors with the interests of stockholders. Therefore, ISCO has adopted the following Share Ownership Policy (“SOP”) for its officers and directors, effective January 1, 2006:

Within one year of the adoption of this policy, all officers and directors must own a minimum of the lesser of 20,000 shares or $5,000 worth of ISCO common stock, and

Within three years of the adoption of this policy, all officers and directors must own a minimum of the lesser of 100,000 shares or $25,000 worth of ISCO common stock.

DEFINITIONS

The Effective Date of this policy is the later of January 1, 2006 or the date an individual becomes an officer or director.

“Share ownership” shall be defined as direct ownership of Company stock. Stock options are not considered for this purpose, regardless of vesting status.

The one year and three year periods referenced above begin from the Effective Date.

PROCEDURES

The officer or director shall be responsible for taking action necessary in order to comply with this policy, with full due care and consideration of trading restrictions (particularly for the Company’s insider trading policies). Officers and directors are thus strongly encouraged to contact the Company’s CFO prior to trading, as well as after trading, so that the proper controls may be applied and the proper reporting affected.